SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

[Amendment No.             ]

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CORTEX PHARMACEUTICALS, INC.

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CORTEX PHARMACEUTICALS, INC.

15231 Barranca Parkway

Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 9, 2003

To the Stockholders of Cortex Pharmaceuticals, Inc.:

The Annual Meeting of Stockholders of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on Tuesday, December 9, 2003 at 10:30 a.m. Pacific Time, to consider and vote on the following matters described in the attached Proxy Statement:

(1) The election of six (6) directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified (Proposal 1);

(2) The approval (recommended by the Board of Directors) of an Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of the Company’s Common Stock and Preferred Stock from 35,000,000 to 55,000,000, which is critical for financing future operations of the Company, including potential corporate partnering arrangements that might include an equity position in the Company as part of such agreement (Proposal 2);

(3) To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 2003 (Proposal 3); and

(4) Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on October 31, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement and adjournment thereof. The stock transfer books will not be closed.

The Board of Directors welcomes the personal attendance of stockholders at the meeting. However, please sign and return the enclosed proxy, which you may revoke at any time prior to its use, whether or not you expect to attend the meeting. A self-addressed, postage prepaid envelope is enclosed for your convenience. Your proxy will not be used if you attend the meeting and choose to vote in person.

By Order of the Board of Directors

Maria S. Messinger, CPA

Secretary

Irvine, California

November 10, 2003

CORTEX PHARMACEUTICALS, INC.

15231 Barranca Parkway

Irvine, California 92618

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 9, 2003

10:30 a.m.

Solicitation and Revocation of Proxies

The accompanying proxy is solicited by and on behalf of the Board of Directors of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the Company will bear the cost of such solicitation. Solicitation of proxies will be primarily by mail, although some of the officers, directors and employees of the Company may solicit proxies personally or by telephone. The Company has retained Georgeson Shareholder Communications Inc. (“GSC”) as its proxy solicitation agent, and has agreed to pay GSC a fee of $7,000 plus out of pocket expenses. The Company also will reimburse brokerage houses and other custodians, nominees or fiduciaries for their expenses in sending proxy materials to their principals.

The person named as proxy was designated by the Board of Directors and is a director of the Company. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR the election as directors of the nominees proposed by the Board of Directors, FOR the approval of an Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 to 50,000,000 and FOR the ratification of Ernst & Young LLP as the Company’s independent auditors.

Any stockholder may revoke a proxy at any time before it is voted at the meeting by a proxy bearing a later date. A proxy may also be revoked by any stockholder by delivering written notice of revocation to the Secretary of the Company or by voting in person at the meeting.

This Proxy Statement and proxy are being mailed to stockholders of the Company on or about November 10, 2003. The mailing address of the executive offices of the Company is 15231 Barranca Parkway, Irvine, California 92618.

Voting at the Meeting

Only record holders of Common Stock of the Company at the close of business on October 31, 2003, will be entitled to notice of, and to vote at, the meeting. As of the record date, there were                      shares of the Company’s Common Stock outstanding. The presence at the meeting of a majority of the outstanding shares, in person or by proxy relating to any matter to be acted upon at the meeting, is necessary to constitute a quorum for the meeting. Each outstanding share is entitled to one vote on all matters, except as noted below. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain or withhold their vote, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and count toward the quorum. Brokers holding shares of record for customers generally are entitled to vote on all of the matters included in this proxy unless they receive other instructions from their customers. As used herein, “uninstructed shares” means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, “broker non-vote” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. The effect of proxies marked “withheld” as to any director nominee or “abstain” as to a particular proposal and broker non-votes on proposals Nos. 1, 2 and 3 is discussed under each respective proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote to elect the six (6) proposed nominees named below unless contrary instructions are given in the proxy. The election of directors shall be by the affirmative vote of the holders of a plurality of the shares voting in person or by proxy at the meeting. Each director is to hold office until the next annual meeting and until his successor is elected and qualified.

The names and certain information concerning the persons nominated by the Board of Directors to become directors at the meeting are set forth below. The Company’s Board of Directors recommends that you vote FOR the election of each of the nominees named below. It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Broker non-votes and proxies marked “withheld” as to one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. Although each of the persons named below has consented to serve as a director if elected and the Board of Directors has no reason to believe that any of the nominees named below will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the nominees is relevant to your consideration of the slate proposed by the Board of Directors:

Nominees for Director

Robert F. Allnutt, 68, has been a director since December 1995 and served as Chairman of the Board from February 1999 until the appointment of Roger G. Stoll, Ph.D. on August 13, 2002. Since February 1995, Mr. Allnutt has been a senior counselor for APCO Worldwide, Inc., a public affairs and strategic communications company. Mr. Allnutt was Executive Vice President of the Pharmaceutical Manufacturers Association from 1985 until 1995 and was Vice President for Governmental Relations of Communications Satellite Corporation from 1984 until 1985. Prior to 1984, Mr. Allnutt held numerous positions in the Federal Government for 25 years, including 15 years at NASA, where his positions included Associate Deputy Administrator, the third ranking position in the agency. Mr. Allnutt is a director of Questcor Pharmaceuticals, Inc., a developer and marketer of prescription pharmaceuticals. He also serves as a member of the Board of Directors of the National Medals of Science and Technology

Foundation and F. Dohmen Company, a privately held drug wholesaler and distributor. Mr. Allnutt holds a B.S. in Industrial Engineering from the Virginia Polytechnic Institute and J.D. and L.L.M. degrees from George Washington University.

Charles J. Casamento, 58, was elected to the Board of Directors of the Company in July 1997. Since June 1993, Mr. Casamento has been Chairman, President and Chief Executive Officer of Questcor Pharmaceuticals, Inc., a biopharmaceutical company based in Union City, California. Prior to that, he was President and Chief Executive Officer of Interneuron Pharmaceuticals, a neuropharmaceutical company, from its founding in March 1989 until May 1993. From January 1986 to March 1989, he was Senior Vice President and General Manager, Pharmaceuticals & Biochemicals at Genzyme Corp., a biotechnology company. From 1970 through 1985, Mr. Casamento held senior management positions in marketing, finance and business development at Sandoz, F. Hoffmann-LaRoche, Johnson & Johnson and American Hospital Supply Corp., where he was Vice President, Business Development and Strategic Planning for the Critical Care Division. Mr. Casamento also currently holds board positions with Supergen, Inc., a publicly held pharmaceutical company, and Lifepoint, Inc., a publicly held diagnostics company specializing in point of care testing for drugs of abuse, as well as the Catholic Medical Mission Board, a not for profit organization located in New York City. He holds a B.S. in Pharmacy and an M.B.A. from Fordham University and is a licensed pharmacist.

Carl W. Cotman, Ph.D., 63, is a co-founder of the Company. He has been a Scientific Director of and consultant to the Company since October 1987, served as a director of the Company from March 1989 to October 1990, and was reelected as a director in November 1991. Dr. Cotman has been a Professor of Psychobiology, Neurology, and Psychiatry at the University of California, Irvine since 1985. He was a Professor of Psychobiology and Neurology at that University from 1983 to 1985, and has held various other teaching and research positions at that University since 1968. He chaired the Scientific Advisory Council of the American Paralysis Association and is a member of numerous professional associations and committees, including the Council of the American Society for Neurochemistry, the National Institute of Aging Task Force, the American Association for the Advancement of Science and the International Society for Neurochemistry. Dr. Cotman has served on the editorial boards of numerous scientific journals and has authored or co-authored seven books and over 400 articles in the fields of neurobiology, memory and cognition, and the recovery of function after brain injury. Dr. Cotman holds a B.A. in Chemistry from Wooster College, an M.A. in Analytical Chemistry from Wesleyan University, and a Ph.D. in Biochemistry from Indiana University.

Peter F. Drake, Ph.D., 49, was appointed to the Board of Directors of the Company in October 2003. Dr. Drake is currently the Managing General Partner of Mayflower Partners, a healthcare investment fund. From 1999 to 2002, he served as a Managing Director in the Equity Research Department of Prudential Securities, Inc. (“Prudential”), after Prudential acquired Vector Securities International (“Vector”), an investment banking firm co-founded by Dr. Drake in 1988. Vector specialized in raising capital for emerging healthcare companies and acted as an advisor in merger and alliance transactions in the healthcare area. Dr. Drake joined the investment banking firm of Kidder, Peabody & Co. as a Biotechnology Analyst in 1983, becoming a partner in 1986. He currently serves on the Board of Directors of Trustmark Insurance Co., a healthcare insurance provider, and The Alliance For Aging Research, a non-profit organization dedicated to supporting and accelerating medical discoveries to improve the experience of aging and health. Dr. Drake received a B.A. degree in Biology from Bowdoin College and attended the Wharton School of Business at the University of Pennsylvania. After receiving his Ph.D. in Biochemistry and Neurobiology from Bryn Mawr College, he spent three years as a Senior Research Associate in the Department of Developmental Biology and Anatomy at Case Western Reserve University.

M. Ross Johnson, Ph.D., 58, has served as a director of the Company since April 2002. Dr. Johnson is currently Chief Executive Officer and President of Parion Sciences, Inc., a privately held pharmaceutical company that he co-founded in 1999. From 1995 to 1999, Dr. Johnson served as President, CEO and CSO of Trimeris Inc., a pharmaceutical company that he took public in 1997. From 1987 to 1994, he served as Vice President of Chemistry at Glaxo Inc., where he was part of the original scientific founding team for Glaxo’s research entry into the United States. From 1971 to 1987, Dr. Johnson served in key scientific and research management positions with Pfizer Central Research. Dr. Johnson also currently holds board positions with ChemCodes, a privately-held pharmaceutical company, the board of governors of Research Triangle Institute and the University of North Carolina Education Advancement Board. He received his B.S. from the University of California, Berkeley, and a Ph.D. in Organic Chemistry from the University of California at Santa Barbara.

Roger G. Stoll, Ph.D., 61, has served as a director of the Company since April 2002 and became Chairman, President and Chief Executive Officer of the Company in August 2002. From 2001 to 2002, Dr. Stoll served as a consultant to the venture capital industry. From 1998 to January 2001, Dr. Stoll served as Executive Vice President at Fresenius Medical Care-North America, with responsibility for the Dialysis Products Division. From 1991 to 1998, he served as President and CEO of Ohmeda Inc., a pharmaceutical and medical products company with worldwide sales of approximately $1 billion. From 1986 to 1991, Dr. Stoll served as a senior executive at Bayer AG, where he rose to the position of Executive Vice President and General Manager of the worldwide diagnostic business group. From 1976 to 1986, Dr. Stoll held positions of increasing responsibility at the American Critical Care division of American Hospital Supply Corporation (now Baxter International), including President of American Critical Care from 1981 to 1986. He started his industrial career in 1972 at The Upjohn Company, where he conducted Phase I – IV clinical pharmacology studies in humans. He obtained his B.S. in pharmacy from Ferris State University and a Ph.D. in biopharmaceutics from the University of Connecticut. He also carried out post-doctoral studies in pharmacokinetics at the University of Michigan and has published over 30 scientific papers and contributed chapters in textbooks in the field of drug kinetics. Dr. Stoll serves on the board of directors of Agensys, Inc., a privately held biotechnology company specialized in cancer therapy; Lifepoint, Inc., a publicly held diagnostics company specializing in point of care testing for drugs of abuse; and Questcor Pharmaceuticals, Inc., a publicly held company focused on specialty pharmaceuticals.

Director Compensation

During the fiscal year ended June 30, 2003, each non-employee director was entitled to receive $2,500 at each Board of Directors meeting attended, and an additional $750 annual retainer for each committee on which he served. The Chairman of the Board was entitled to receive $3,000 at each Board of Directors meeting attended and an additional $750 annual retainer for each committee on which he served.

The Board of Directors elected to forego all cash payments of director compensation for Board of Directors meetings held from August 2002 through December 2002. Instead, on August 13, 2002, each non-employee director received additional nonqualified options to purchase an aggregate of 15,000 shares of Common Stock upon substantially the same terms and conditions of the formula nonqualified option grants described below, with the exception that the option grants issued on August 13, 2002 vested immediately upon the date of grant.

The Board of Directors also elected to forego all cash payments of director compensation for Board meetings held in calendar year 2003. In lieu of those payments, on the date of the 2002 Annual Meeting of Stockholders, non-employee directors received nonqualified options to purchase an aggregate of 30,000 shares of Common Stock. These options have the same terms and conditions of the formula nonqualified option grants described below, with the exception that the options will vest in increments of 5,000 shares at each of the six Board meetings for calendar year 2003, with any unvested options outstanding on December 31, 2003 to fully-vest as of such date.

Under the Company’s 1996 Stock Incentive Plan, during the fiscal year ended June 30, 2003 each non-employee director was automatically granted options to purchase 30,000 shares of Common Stock upon commencement of service as a director and additional options to purchase 25,000 shares of Common Stock on the date of each Annual Meeting of Stockholders. These nonqualified options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and vest in equal increments of 33% on each anniversary date of the dates of grant, and are otherwise subject to the terms and provisions of the 1996 Stock Incentive Plan.

The above cash compensation and nonqualified option grant provisions do not apply to non-employee directors who serve on the Board of Directors to oversee an investment in the Company. Compensation for such non-employee directors, if appropriate, will be determined separately.

Executive Officers

Dr. Stoll was appointed as the President and Chief Executive Officer of the Company on August 13, 2002. During the fiscal year ended June 30, 2003, and until August 13, 2002, Dr. Vincent F. Simmon served as the President and Chief Executive Officer of the Company. The biographical summary for Dr. Stoll has been presented earlier. As of June 30, 2003, the other Executive Officers of the Company included Maria S. Messinger, James H. Coleman and Gary A. Rogers, Ph.D., all of whom report directly to Dr. Stoll.

Maria S. Messinger, 36, was appointed Vice President, Chief Financial Officer and Corporate Secretary of the Company in December 1999. She has served as Controller of the Company since September 1994. From August 1989 to September 1994, Ms. Messinger served in a progression of positions at Ernst & Young LLP, including her most recent position as an Audit Manager. She holds a B.A. from the School of Business Administration and Economics at California State University, Fullerton and is a Certified Public Accountant in the state of California.

James H. Coleman, 62, became Senior Vice President of Business Development in May 2000. Prior to joining Cortex, Mr. Coleman was President and Senior Partner of Diversified Healthcare Management, Inc. (DHM), a biopharmaceutical and biotechnology consulting firm that he founded in 1997. From March 1999 to May 2000, Cortex was a client of DHM. During 1996, Mr. Coleman served as Vice President of Commercial Development at CoCensys, Inc., a biotechnology company, where he directed strategic planning and external business development. Mr. Coleman was also employed as an executive at Pharmacia & Upjohn, Inc. for over 25 years, where he acquired extensive management expertise in new product development, global strategic marketing, sales, CNS research and clinical research trial methodologies. Mr. Coleman holds a B.S. in Applied Biology from the University of Rhode Island.

Gary A. Rogers, Ph.D., 58, was appointed Senior Vice President, Pharmaceutical Research in July 2000 and has served as Vice President, Pharmaceutical Discovery since June 1995. In February 1994, he founded Ligand Design, a private contract design and synthesis firm located in Santa Barbara, California. From 1987 to 1994, Dr. Rogers served as an Associate Research Biochemist at the University of California, Santa Barbara. Prior to that, he held a succession of research and faculty positions at universities in the United States and abroad, including three years as an Adjunct Professor of bio-organic chemistry under Dr. Paul Boyer at the University of California, Los Angeles and four years as an Assistant Professor at the University of Texas. Dr. Rogers is a co-inventor of the AMPAKINE® family of AMPA receptor modulating compounds. He holds a B.S. degree in organic chemistry from the University of California, Los Angeles and a Ph.D. in Bio-organic Chemistry from the University of

California, Santa Barbara.

Other Key Employees

Ursula V. Stäubli, Ph.D., 51, was named Vice President of Biological Research in June 1999. From June 1993 to May 1999, Dr. Stäubli was Associate Professor at the Center for Neural Science at New York University (“NYU”). While at NYU, she served as a consultant to the Company. Prior to June 1993, she served on the faculty at McGill University in Montreal and held different research positions at the University of California, Irvine. A recipient of numerous pre- and post-doctoral fellowships and grants, Dr. Stäubli has published more than 70 scientific papers. She received her B.S. in Biological Sciences and Ph.D. in Neurobiology from ETH-Zurich (Swiss Federal Institute of Technology).

Scientific Directors and Consultants

In addition to Dr. Cotman, the other Scientific Director of the Company is Gary S. Lynch, Ph.D. Arvid M. Carlsson, M.D., Ph.D. serves as a consultant to the Board of Directors and Joann Data, M.D., Ph.D., serves as a regulatory affairs consultant.

Gary S. Lynch, Ph.D., 60, is a co-founder of the Company. He has been a Scientific Director of and consultant to the Company since October 1987 and served as a director of the Company from March 1988 to March 1989 and again from December 1994 to December 1995. Dr. Lynch has been a Professor in the Department of Psychology at the University of California, Irvine since 1981, and has held various other teaching and research positions at that University since 1969. He is a Professor at the University’s Center for the Neurobiology of Learning and Memory. Dr. Lynch is a member of the Neuroscience Society and the International Brain Research Organization. He also serves on the Advisory board of the Cognitive Neurosciences Institute. Dr. Lynch has authored or co-authored over 500 articles and a number of books in the areas of neurobiology, cognition and memory. Dr. Lynch holds a B.A. in Psychology from the University of Delaware and a Ph.D. in Psychology from Princeton University. He is a co-founder of Synaptic, Inc., Tensor Biosciences and Thuris Corporation, all privately-held companies.

Arvid Carlsson, M.D., Ph.D., 80, has been a consultant to the Company since April 2002. A co-recipient of the 2000 Nobel Prize for Medicine, Dr. Carlsson is currently Chief Executive Officer of Carlsson Research, a development stage neuroscience company that grew out of his research in the Department of Pharmacology at the University of Göteborg, Sweden. Dr. Carlsson is Professor Emeritus at the University of Göteborg, and is a member of the Swedish Academy of Sciences and a foreign affiliate of the U.S. National Academy of Sciences. Dr. Carlsson has authored several hundred articles, which have helped to form the basis of modern neuropsychopharmacology. In 1975, he was elected as a Foreign Corresponding Fellow of The American College of Neuropsychopharmacology. In addition to the Nobel Prize, he has been the recipient of The Japan Prize in Psychology and Psychiatry, The Research Prize of the Lundbeck Foundation (Denmark) and the Lieber Prize (USA) for research in schizophrenia. Dr. Carlsson’s memberships include Member of the Academia Europaea, Member of the Royal Swedish Academy of Sciences, Honorary Fellow of the World Federation of Societies of Biological Psychiatry, Honorary Foreign Associate of the Institute of Medicine, National Academy of Sciences, U.S.A. and Honorary Member of the German Society of Biological Psychiatry. Dr. Carlsson received his M.D. and Ph.D. in Pharmacology from the University of Lund, Sweden.

Board Committees

The Board of Directors of the Company has a standing Compensation Committee and Audit Committee. The Board of Directors does not have a standing Nominating Committee. All of the members of the Board of Directors vote on nominees for such elections. The functions of the Compensation Committee include administering the Company’s stock plans and advising the Board of Directors on officer compensation and on employee compensation generally. The Compensation Committee held two (2) meetings during fiscal 2003 and was comprised of Dr. Johnson as Chairman of the Committee, Dr. Cotman and Mr. Allnutt.

The Audit Committee operates under a written charter and meets with the Company’s independent auditors to prepare for and to review the results of the annual audit and to discuss the annual and quarterly financial statements. The Audit Committee (i) selects the independent auditors to be retained, (ii) reviews with the independent auditors the scope and anticipated cost of their audit, and their independence and performance, (iii) reviews accounting practices, financial structure and financial reporting, and (iv) receives and considers the auditor’s comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During the year ended June 30, 2003, the Audit Committee consisted of Mr. Casamento as Chairman of the Committee, Mr. Allnutt and Dr. Johnson. None of Mr. Casamento, Mr. Allnutt and Dr. Johnson is or has been an officer or employee of the Company and in all other respects each meets the qualifications prescribed by the rules of The American Stock Exchange for members of audit committees. The Audit Committee held four (4) meetings during the year ended June 30, 2003 to discuss the quarterly reviews and annual audit of the financial statements with the Company’s independent auditors.

Attendance at Meetings

During the fiscal year ended June 30, 2003, the Board of Directors held a total of ten (10) meetings. No member of the Board of Directors attended fewer than 75% of the meetings of the Board and of the committees of which he was a member.

Executive Compensation

The following table sets forth summary information concerning compensation paid or accrued by the Company for services rendered during the three fiscal years ended June 30, 2003, to the Company’s Chief Executive Officer, Chief Financial Officer, Senior Vice President of Business Development and Senior Vice President of Pharmaceutical Research (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)	Securities Underlying Options/ SARs(#)	All Other Compensation($)(6)
Roger G. Stoll, Ph.D. (1) President, Chief Executive Officer	2003	212,769	—	63,000	600,000	—

Vincent F. Simmon, Ph.D. (2) President, Chief Executive Officer	2003 2002 2001	33,750 270,087 261,385	— — 82,875	— — —	— — 220,000	356,573 — —

Maria S. Messinger, CPA (3) Vice President, Chief Financial Officer and Corporate Secretary	2003 2002 2001	150,000 136,815 143,303	— — 30,000	— — —	50,000 — 40,000	— — —

James H. Coleman (4) Senior Vice President, Business Development	2003 2002 2001	190,000 187,391 180,000	40,000 — 40,000	— — —	100,000 50,000 —	— — —

Gary A. Rogers, Ph.D. (5) Senior Vice President, Pharmaceutical Research	2003 2002 2001	190,000 185,833 166,380	— 35,000 44,500	— — —	50,000 40,000 100,000	— — —

(1)

Dr. Stoll was appointed as President and Chief Executive Officer of the Company in August 2002. Beginning in February 2003, Dr. Stoll agreed to accept stock options in lieu of a portion of his base salary. The value of these options on the date of grant, or $20,000, has been reported with his salary in the table above. The detail of these option grants is included in the table, “Option Grants in Last Fiscal Year.” Beginning in May 2003, Dr. Stoll voluntarily deferred his base salary, as previously reduced. The amount accrued for Dr. Stoll’s deferral, or $32,000, is reported with his salary in the table above. Subsequent to the fiscal year ended June 30, 2003, Dr. Stoll agreed to accept stock options in lieu of this deferred salary. Options to purchase 14,545 shares of the Company’s common stock were issued to Dr. Stoll, representing $64,000 of salary deferred, including $32,000 deferred as of June 30, 2003 and another $32,000 deferred from August to September 2003, divided by the closing sale price of the Company’s common stock on the date that Dr. Stoll’s salary was re-instated in September 2003. Amounts reported for Other Annual Compensation above represent accrued or paid relocation reimbursements to Dr. Stoll, in connection with his employment agreement.

(2)

Dr. Simmon resigned as President and Chief Executive Officer of the Company in August 2002. All Other Compensation reported for Dr. Simmon includes amounts paid or accrued as part of his severance agreement, as explained more fully in “Employment and Consulting Agreements.”

(3)

Ms. Messinger agreed to accept stock options in lieu of a portion of her base salary, beginning in February 2003. The value of these options on the date of grant, or $12,500, has been reported with her salary in the table above. The detail of these option grants is included in the table, “Option Grants in Last Fiscal Year.”

(4)

Mr. Coleman agreed to accept stock options in lieu of a portion of his base salary, beginning in February 2003. The value of these options on the date of grant, or $15,833, has been reported with Mr. Coleman’s salary in the table above. During 2003, Mr. Coleman also agreed to accept stock options in lieu of the cash bonus provided in his employment agreement. The value of these options on the date of grant, or $40,000, has been reported as Mr. Coleman’s bonus in the table above. The detail of these option grants is included in the table, “Option Grants in Last Fiscal Year.”

(5)

Dr. Rogers was appointed Senior Vice President, Pharmaceutical Research in July 2000. The table includes compensation paid by the Company to Dr. Rogers in his capacity as Vice President of Pharmaceutical Discovery prior to his appointment. Beginning in February 2003, Dr. Rogers agreed to accept stock options in lieu of a portion of his base salary. The value of these options on the date of grant, or $15,833, has been reported with Dr. Roger’s salary in the table above. The detail of these option grants is included in the table, “Option Grants in Last Fiscal Year.”

(6)	Does not reflect certain personal benefits, which in the aggregate are less than 10% of each Named Executive Officer’s salary and bonus.

Option Matters

Option Grants. The following table sets forth certain information concerning grants of stock options to the Company’s Named Executive Officers in the Summary Compensation Table during the fiscal year ended June 30, 2003.

Option Grants in Last Fiscal Year

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees in Fiscal Year (1)		Exercise Price($/Sh)	Expiration Date	5%($)	10%($)
Roger G. Stoll, Ph.D.	600,000 5,634 5,556 3,604 2,247 2,222	(2) (2) (2) (2) (2)	52 * * * * *	%	0.78 0.71 0.72 1.11 1.78 1.80	08/13/12 02/28/13 03/31/13 04/30/13 05/31/13 06/30/13	294,372 2,516 2,516 2,516 2,516 2,516	745,992 6,376 6,377 6,377 6,375 6,375

Vincent F. Simmon, Ph.D.	—		—		—	—	—	—

Maria S. Messinger, CPA	50,000 3,521 3,472 2,252 1,404 1,389	(2) (2) (2) (2) (2)	4 * * * * *	%	0.75 0.71 0.72 1.11 1.78 1.80	12/16/12 02/28/13 03/31/13 04/30/13 05/31/13 06/30/13	23,588 1,572 1,572 1,572 1,572 1,573	59,775 3,985 3,985 3,985 3,984 3,985

James H. Coleman	100,000 50,000 4,460 4,398 2,853 1,779 1,759	(3) (2) (2) (2) (2) (2)	9 4 * * * * *	% %	0.75 0.80 0.71 0.72 1.11 1.78 1.80	12/16/12 02/11/13 02/28/13 03/31/13 04/30/13 05/31/13 06/30/13	41,175 25,160 1,992 1,992 1,992 1,992 1,992	119,550 63,760 5,048 5,048 5,048 5,048 5,047

Gary A. Rogers, Ph.D.	50,000 4,460 4,398 2,853 1,779 1,759	(2) (2) (2) (2) (2)	4 * * * * *	%	0.75 0.71 0.72 1.11 1.78 1.80	12/16/12 02/28/13 03/31/13 04/30/13 05/31/13 06/30/13	23,588 1,992 1,992 1,992 1,992 1,992	59,775 5,048 5,047 5,048 5,048 5,047

*	Less than one percent

(1)	Options to purchase an aggregate of 1,163,195 shares of Common Stock were granted to employees, including the Named Executive Officers, during the fiscal year ended June 30, 2003.

(2)

Represents stock options granted to the Named Executive Officer in lieu of 20% of their respective base salary. Beginning in February 2003, on the last day of each month during which the Named Executive Officer had a salary reduction, he or she was granted stock options with an aggregate exercise price equal to his or her voluntary salary reduction for that month. The exercise price per share for such options was equal to the closing price of the Company’s Common Stock on the last trading day of the applicable month. The options were fully vested on the date of grant, have a ten-year term and are otherwise in accordance with the Company’s 1996 Stock Incentive Plan.

(3)

Represents stock options granted to Mr. Coleman in lieu of the cash bonus provided in his employment agreement. The exercise price for these options equaled the fair market value of the Company’s Common Stock on the date of grant. The options were fully vested on the date of grant, have a ten-year term and are otherwise in accordance with the Company’s 1996 Stock Incentive Plan.

Option Exercises. The following table sets forth certain information concerning the exercise of options by the Company’s Named Executive Officers during the fiscal year ended June 30, 2003, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 2003. Also reported are the values for “in the money” options which represent the positive spread between the exercise prices of any such existing stock options and $1.80, the closing price of Common Stock on June 30, 2003, as reported by The American Stock Exchange.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Value Realized($) (market price at exercise less exercise price)	Number of Securities Underlying Unexercised Options at FY-End(#)			Value of Unexercised In-the-Money Options at FY-End($)
Name	Shares Acquired on Exercise(#)			Exercisable		Unexercisable	Exercisable	Unexercisable
Roger G. Stoll, Ph.D.	0		$0	429,263		220,000	$422,673	$204,000

Vincent F. Simmon, Ph.D.	300,000	(1)	435,900	223,334		0	169,626	0

Maria S. Messinger, CPA	0		0	103,705		63,333	86,995	52,500

James H. Coleman	0		0	256,916	(2)	133,333	61,615	105,000

Gary A. Rogers, Ph.D.	0		0	194,583		109,999	134,665	52,500

(1)	Includes shares acquired during the term of Dr. Simmon’s extended term of exercisability of his options, as included in his severance agreement.
(2)

Includes options to purchase 50,000 shares of Cortex Common Stock granted to Diversified Healthcare Management, the firm Mr. Coleman worked for as a consultant to Cortex prior to his employment at the Company in May 2000.

Employment and Consulting Agreements

Vincent F. Simmon, Ph.D. joined the Company as President and Chief Executive Officer in May 1996 and resigned from his positions at the Company in August 2002. His employment agreement, as amended, called for a base salary of $270,000 per year with an annual bonus, at the discretion of the Board of Directors of the Company, in cash and/or equity equal to between 15% and 50% of his base salary, subject to annual review by the Compensation Committee. In connection with his employment, Dr. Simmon was granted options to purchase 180,000 shares of Common Stock at an exercise price of $5.625 per share, representing 100% of the fair market value as of the date of grant. The options vested monthly over a three-year period commencing one month from the date of grant and had a ten-year term. In December 1998, the exercise price of these options was restated to $0.375 per share. The restated options vested in three equal installments over a two-year period, with the first installment vested on the date of grant. In connection with his resignation on August 13, 2002, the Company agreed to make severance payments to Dr. Simmon in the aggregate amount of $357,000, with $63,000 paid immediately following the resignation and the balance paid in equal monthly installments commencing August 31, 2002 and continuing through August 15, 2003. In addition, the Company agreed to extend the exercisability of his outstanding vested options for a period expiring one year from his resignation date.

Roger G. Stoll, Ph.D. has served as a director of the Company since April 2002 and became Chairman, President and Chief Executive Officer of the Company in August 2002. His employment agreement, as amended to date, includes a three-year term and calls for a base salary of not less than $240,000 per year, subject to increase based on an annual review by the Board of Directors. In lieu of reimbursement for significant relocation expenses, for the initial twelve-month period of his employment, Dr. Stoll was paid a monthly expense allowance of up to $6,000, which expense allowance period has been extended through August 2004. In connection with his employment, Dr. Stoll was granted options to purchase 600,000 shares of Common Stock at an exercise price of $0.78 per share, representing 100% of the fair market value as of the date of grant. Of the 600,000 options granted, 200,000 options vested immediately. Another 200,000 options vested upon securing the amendment to the Company’s agreement with its collaborative partner, Servier, in October 2002. The remaining 200,000 options shall vest in monthly equal increments over a four-year period commencing August 13, 2003, subject to accelerated vesting based upon the achievement of pre-determined milestones. Under the terms of his employment agreement, in the event of termination of his employment, under certain circumstances Dr. Stoll is entitled to compensation equal to the lesser of (a) his then current salary for the balance of the agreement’s term or (b) twelve-months of his then current salary. In addition, in the event of his termination of employment, in certain circumstances, any unvested options granted to Dr. Stoll in connection with his employment, as detailed above, may be subject to accelerated vesting and extended exercisability for a ten-year term.

Maria S. Messinger joined the Company as Controller in September 1994 and was named as Vice President, Chief Financial Officer and Corporate Secretary in December 1999. Under the terms of her severance agreement, in the event of termination of her employment, under certain circumstances Ms. Messinger is entitled to receive compensation equal to her annual base salary, which is $150,000.

James H. Coleman joined the Company as Senior Vice President, Business Development in May 2000. His employment agreement calls for a base salary of at least $180,000 per year with an annual bonus, at the discretion of the Board of Directors of the Company, equal to between 15% and 50% of his base salary. Currently, his annual salary is $190,000. In connection with his employment, Mr. Coleman was granted options to purchase 125,000 shares of Common Stock at an exercise price of $3.02 per share, representing 100% of the fair market value as of the date of grant. The options vest in equal annual installments over a three-year period and have a ten-year term. In the event of termination of his employment, Mr. Coleman is entitled, under certain circumstances, to receive compensation of twelve months of his then current salary. In February 2003, Mr. Coleman agreed to accept stock options in lieu of the cash bonus provided in his employment agreement. Mr. Coleman was granted options to purchase 50,000 shares of the Company’s Common Stock at an exercise price per share of $0.80, representing the fair market value of the Company’s Common Stock as of the date of grant. The options were fully vested on the date of grant and have a ten-year term.

Gary A. Rogers, Ph.D. joined the Company as Vice President, Pharmaceutical Discovery in June 1995 and was named Senior Vice President in July 2000. Under the terms of his employment agreement, Dr. Rogers is eligible to receive a bonus of between 10% and 30% of his annual base salary, depending upon achievement of pre-determined milestones. Currently, Dr. Rogers’ annual base salary is $190,000. Additionally, in the event that the Company commercializes a compound developed by or under the supervision of Dr. Rogers, he may be eligible to receive royalties based on net sales, as defined and subject to adjustment, of products containing that compound. In the event that Dr. Rogers’ employment is terminated, under certain circumstances he is entitled to compensation equal to eighteen months of his then current salary.

Drs. Carl W. Cotman and Gary S. Lynch (both of whom are co-founders and Scientific Directors of the Company) have each entered into a consulting agreement with the Company. Dr. Lynch receives a consulting fee of $30,000 per year and Dr. Cotman receives a consulting fee of $23,000 per year. The term of each consulting agreement commenced in November 1987 and will continue until terminated by the respective parties thereto. The consulting agreements obligate the respective consultants to make themselves available to the Company for consulting and advisory services for an average of three days per month.

Beginning in February 2003, each of Dr. Stoll, Ms. Messinger, Mr. Coleman and Dr. Rogers agreed to accept stock options in lieu of 20% of his or her current base salary. At the end of each month during which his or her salary was reduced, such officer was granted options with an aggregate exercise price equal to his or her salary reduction for that month, and at an exercise price per share equal to the closing price of the Company’s Common Stock on the last trading day of the applicable month. These options were fully vested on the date of grant and have a ten-year term. Dr. Stoll’s, Ms. Messinger’s, Mr. Coleman’s, and Dr. Rogers’ salaries were restored to $240,000, $150,000, $190,000 and $190,000 per year, respectively, effective September 1, 2003.

Compensation Committee Interlocks and Insider Participation

From July 1, 2002 to August 12, 2002, the members of the Company’s Compensation Committee consisted of Mr. Charles J. Casamento and Drs. M. Ross Johnson, Roger G. Stoll, and Carl W. Cotman. After Dr. Stoll’s appointment as Chairman, President and Chief Executive Officer of the Company on August 13, 2002, the Compensation Committee was reconstituted to include Dr. Johnson, Dr. Cotman and Mr. Robert F. Allnutt, none of whom has served as an executive officer or employee of the Company or any of its subsidiaries for the five years ended June 30, 2003. The Company is not aware of any “compensation committee interlocks” that existed during the year ended June 30, 2003.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Company’s compensation policies applicable to its executive officers are administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently made up of three non-employee directors, including Dr. M. Ross Johnson, Dr. Carl W. Cotman and Mr. Robert F. Allnutt.

The Company’s executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value. The programs are designed to enhance stockholder value by aligning the financial interests of the executive officers of the Company with those of its stockholders. The following report on executive compensation is furnished by the Compensation Committee for the year ended June 30, 2003.

General Compensation Policy

The Company’s compensation policy is designed to attract and retain qualified key executives critical to the Company’s success and to provide such executives with performance-based incentives tied to the achievement of Company milestones. One of the primary objectives is to have a substantial portion of each executive officer’s total compensation contingent upon the Company’s performance as well as upon the individual’s contribution to the Company’s success as measured by his or her personal performance. Accordingly, each executive officer’s compensation package is comprised primarily of three elements: (i) base salary which reflects individual performance and expertise and is designed to be competitive with salary levels in the industry; (ii) variable performance awards payable in cash, stock or stock options and tied to the Company’s achievement of certain goals; and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company’s stockholders.

Factors

The principal factors that the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the fiscal year ended June 30, 2003 are summarized below. However, the Compensation Committee may in its discretion apply different factors, particularly different measures of financial performance, in setting executive compensation in future fiscal years.

Base Salary

The base salary levels for the executive officers were recommended by the Compensation Committee and established by the Board of Directors for the fiscal year ended June 30, 2003 on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies with which the Company competes for executive talent, and internal comparability considerations. Although the Compensation Committee reviewed various compensation surveys, the Compensation Committee did not rely upon any specific survey for comparative compensation purposes. Instead, the Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. It should be noted that there have been no increases in base salary for any employees of Cortex during fiscal year 2003.

Annual Incentive Compensation

Executive officers have an opportunity to earn annual incentives based upon performance targets. The Compensation Committee may also award bonuses in cases where such performance targets are not met if it determines that the circumstances warrant such action. For the fiscal year ended June 30, 2003, the performance targets for the executive officers included securing an additional strategic alliance, completing a private placement of the Company’s Common Stock and achieving progress milestones in clinical trials. The weight given to each factor varied from individual to individual. Additionally, each executive officer has a discretionary portion of the annual incentive linked to achievement of non-financial goals, which differ depending upon the responsibilities of the executive officer in question.

Long-term Incentive Compensation

The 1996 Stock Incentive Plan also provides the Compensation Committee with the ability to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive officer’s tenure, level of responsibility and relative position in the Company. Stock options totaling 1,563,195 shares were granted to employees, non-employee directors and consultants during the fiscal year ended June 30, 2003, of which 911,799 were granted to the executive officers. The exercise price for the stock options is no less than the fair market value of the stock on the date of the grant. Options generally vest at a rate of 33% per year starting on the anniversary date of the option grant and are contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company’s employment and the market price of the Company’s Common Stock appreciates over the option term.

CEO Compensation

The salary and performance bonus of Dr. Roger G. Stoll, the Company’s Chief Executive Officer, is determined in accordance with Dr. Stoll’s employment agreement with the Company (see “Employment and Consulting Agreements,” above). For the fiscal year ended June 30, 2003, Dr. Stoll’s compensation did not include a performance bonus.

Policy Regarding Section 162(m) of the Internal Revenue Code

The Compensation Committee has reviewed the Company’s executive compensation plans to determine if revisions may be necessary due to provisions of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public corporations for compensation paid to any of the Company’s executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible, the Company’s ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders. The Compensation Committee continually reviews the Company’s existing executive compensation plans and will propose changes, if necessary and reasonable, to ensure compliance with the provisions of Section 162(m) that allow performance-based compensation to be excluded from the deduction limits.

Respectfully submitted,

M. Ross Johnson, Chairman

Robert F. Allnutt

Carl W. Cotman

Stock Performance Graph

Set forth below is a line graph comparing the cumulative stockholder return on the Company’s Common Stock with the cumulative total return of The American Stock Exchange Composite Index and an industry peer group identified by the Company (the “Peer Group Index”). The Peer Group Index consists of Axonyx, Inc., Diacrin Inc., Indevus Pharmaceuticals, Inc., Spectrum Pharmaceuticals, Inc., Neurobiological Technologies, Inc., StemCells, Inc. and Titan Pharmaceuticals, Inc. Previously, the Peer Group Index included Synaptic Pharmaceuticals Corporation (“Synaptic”). Synaptic was acquired in March 2003. As a result, Synpatic has been excluded from the Company’s Peer Group Index for the entire measurement period. The Peer Group Index return consists of the weighted returns of each component issuer according to such issuer’s respective stock market capitalization at the beginning of each period for which a return is indicated.

The graph assumes an investment of $100 in the Company’s Common Stock on July 1, 1998, and an investment in each of The American Stock Exchange Composite Index and the Peer Group Index of $100 on July 1, 1998. The graph covers the period from June 30, 1998 to September 30, 2003. During the three months ended September 30, 2003, the Company out performed both the AMEX Market Index as well as the Peer Group Index.

The calculation of cumulative stockholder return for The American Stock Exchange Composite Index and the Peer Group Index includes the reinvestment of dividends. The calculation of cumulative stockholder return on the Company’s Common Stock does not include reinvestment of dividends because the Company did not pay dividends on the Common Stock during the measurement period. The performance shown is not necessarily an indicator of future price performance.

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee of the Board of Directors on Executive Compensation, the Report of the Audit Committee of the Board of Directors and the Stock Performance Graph shall not be incorporated by reference into any such filings.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2003 with management, including a discussion of the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee). In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K.

Respectfully Submitted,

Charles J. Casamento, Chairman

Robert F. Allnutt

M. Ross Johnson

CERTAIN TRANSACTIONS

The Company’s Restated Certificate of Incorporation provides that, pursuant to Delaware Law, directors of the Company shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctions or other forms of non-monetary relief remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director’s responsibility under any other law, such as the federal securities laws. The Company has entered into Indemnification Agreements with each of its officers and directors that obligate the Company to indemnify them as permitted by applicable law.

See “Employment and Consulting Agreements” for a description of certain arrangements and transactions with executive officers and directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth, to the knowledge of the Company, certain information regarding the beneficial ownership of the Company’s Common Stock as of October 23, 2003, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the named executive officers in the Summary Compensation Table and (iv) all of the Company’s executive officers and directors as a group. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock indicated.

Directors, Officers and 5% Stockholders (1)	Shares Beneficially Owned (2)		Percent of Common Stock Beneficially Owned (2)

Robert F. Allnutt	132,501	(3)	*

Charles J. Casamento	103,001	(4)	*

James H. Coleman	397,645	(5)	1.9

Carl W. Cotman, Ph.D.	286,001	(6)	1.4

Peter F. Drake, Ph.D.	—	(7)	*

M. Ross Johnson, Ph.D.	58,334	(8)	*

Maria S. Messinger, CPA	122,488	(9)	*

Gary A. Rogers, Ph.D.	347,030	(10)	1.7

Vincent F. Simmon, Ph.D.	153,000		*

Roger G. Stoll, Ph.D.	488,861	(11)	2.3

All officers and directors as a group (8 persons)	1,935,861	(12)	8.7

*	Less than one percent

(1)	Except as otherwise indicated, the address of such beneficial owner is at the Company’s principal executive offices, 15231 Barranca Parkway, Irvine, California 92618.
(2)

Applicable percentage of ownership at October 23, 2003 is based upon 20,639,526 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of October 23, 2003 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity.

(3)	Includes 106,501 shares that may be purchased upon exercise of options within 60 days of October 23, 2003.
(4)	Includes 103,001 shares that may be purchased upon exercise of options within 60 days of October 23, 2003.
(5)

Includes 309,598 shares that may be purchased upon exercise of options within 60 days of October 23, 2003. Beneficial ownership of these shares is shared and held by the James Henry and Nancy Irene Coleman III Revocable Trust.

(6)	Includes 188,001 shares that may be purchased upon exercise of options within 60 days of October 23, 2003.
(7)	Dr. Drake was appointed to the Board of Directors in October 2003.
(8)	Includes 58,334 shares that may be purchased upon exercise of options within 60 days of October 23, 2003.
(9)	Includes 122,488 shares that may be purchased upon exercise of options within 60 days of October 23, 2003.
(10)

Includes 260,597 shares that may be purchased upon exercise of options within 60 days of October 23, 2003. Also includes 1,500 shares and 5,066 shares that may be purchased upon exercise of options within 60 days of October 23, 2003, both held by Dr. Rogers’ spouse.

(11)	Includes 463,861 shares that may be purchased upon exercise of options within 60 days of October 23, 2003.

(12)	Includes 1,617,447 shares that may be purchased upon exercise of options within 60 days of October 23, 2003.

The Company is not aware of any arrangements that may at a subsequent date result in a change of control of the Company.

PROPOSAL 2

AMENDMENT OF CERTIFICATE OF INCORPORATION TO

INCREASE AUTHORIZED COMMON STOCK

The Board of Directors has unanimously approved a proposed amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 30,000,000 to 50,000,000 and to increase the aggregate number of authorized shares of capital stock from 35,000,000 to 55,000,000, with no increase in the 5,000,000 authorized shares of Preferred Stock. If the amendment is approved by the stockholders, the text of paragraph (A)(1) of Article Fourth of the Company’s Restated Certificate of Incorporation will be amended and restated to read in its entirety as follows:

“FOURTH: (A)(1) - AUTHORIZED CAPITAL. The total number of shares of capital stock which the Company has the authority to issue is 55,000,000 consisting of 50,000,000 shares of Common Stock, $0.001 par value per share (the ‘Common Stock’), and 5,000,000 shares of Preferred Stock, $0.001 par value per share (the ‘Preferred Stock’).”

As more fully set forth below, the proposed amendment is intended to improve the Company’s flexibility in meeting its future needs for unreserved Common Stock. However, and while this is not the intent of the proposal, in addition to general corporate purposes, the proposed amendment can be used to make more difficult a change in control of the Company.

As of the close of business on September 30, 2003, the Company had 29,931,995 shares of Common Stock issued and reserved for issuance upon conversion of outstanding Series B Convertible Preferred Stock, under all warrant and option agreements, and for potential repayment of the Company’s advance from the Institute for the Study of Aging, calculated as follows:

Shares issued and outstanding	20,639,526
Shares issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock	3,679
Shares reserved for issuance under issued and outstanding warrants	3,974,395
Shares reserved for issuance under issued and outstanding options	3,558,108
Shares reserved for issuance under stock option plans	1,692,611
Shares reserved for potential repayment to The Institute for the Study of Aging	63,676

29,931,995

After taking into consideration the above shares issued and reserved for issuance and assuming no increase in the number of authorized shares, the Company would have approximately 68,000 unreserved shares of Common Stock available to raise additional capital.

Reasons for the Amendment

From its inception, the Company generally has funded its operations through the issuance of Common Stock, securities convertible into its Common Stock, or through collaborative research and licensing agreements secured with larger pharmaceutical companies. While it continues to seek additional corporate alliances to fund the advanced development of its AMPAKINE technology, the Company believes that its ability to attract such alliances — and the financial terms of such alliances — will be improved if the Company further invests in the early development of its compounds before it secures such collaborative partners. Currently, major pharmaceutical companies have shown little interest in licensing CX516, the AMPAKINE compound for which the Company has the most information, because of its short half-life and low potency. Most view the clinical work on this compound as a proof of principle for the actions of AMPAKINE compounds in man. While there are several companies that are having discussions with the Company regarding other AMPAKINE compounds, all of these compounds are in preclinical development. In order to fund this early development process without the assistance of a collaborative partner, the Company will require the flexibility to generate additional capital through the issuance of its equity securities. By having the ability to offer more fully developed compounds to collaborative partners, the Company will be able to negotiate more financially beneficial agreements. Many of the past efforts to license the Company’s technology have involved early stage compounds that the Company was unable to fully develop itself because of inadequate funds. As a consequence the ability to negotiate a financially strong agreement was undermined by the need to license early stage technology in order to continue the operations of the Company. As a result, the Company was unable to obtain sufficient funds to continue to develop compounds that might have produced superior results and be more attractive licensing candidates. Additionally, corporate partnerships often involve the possibility of an equity investment as part of a licensing arrangement. In order to strengthen the Company’s financial position and negotiate favorable agreements with other potential licensees, the Board of Directors strongly recommends that stockholders approve the proposal to increase the authorized number of shares of Common Stock.

The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is essential to facilitate the Company’s efforts to raise additional capital to fund its research and development of the AMPAKINE technology. Such shares could be used for either a private placement for increased funding or to help secure a licensing/development agreement with a larger pharmaceutical partner who may seek an equity arrangement as part of an agreement.

If the stockholders do not approve this proposal to increase the number of authorized shares, the Company will be severely limited in its ability to finance any further development of the AMPAKINE technology. Alternatively, the Company may be required to immediately hold a special stockholders meeting to seek approval to increase the authorized number of shares of Common Stock, which would cost the Company substantial additional expenditures, and may jeopardize any such transaction based on the resultant delays in obtaining such approval.

Moving forward, it is difficult for the Company to estimate its stock price and thus, the number of shares that may be issued to obtain any necessary funding, based on a number of uncertainties, which include, but are not limited to:

•

The uncertainty of future research and development costs associated with the Company’s technology due to the number of unknowns and uncertainties associated with preclinical and clinical trial development, including, but not limited to, the uncertainties relating to (i) future clinical trial results, (ii) the number of patients to be treated in any clinical trial, and (iii) protocol changes and modifications in the design of the Company’s clinical studies, each of which may increase our decrease our future expenses;

•	The uncertainty of future partnering or licensing revenue, including potential equity investments into the Company, whereby the Company would possibly issue stock directly to a strategic partner; and

•	The uncertainty of the Company’s access to the capital markets and its cost of capital.

The increased number of authorized shares of Common Stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve and no further vote of stockholders of the Company will be required, except as provided under Delaware law or under the rules of any national securities exchange or market on which shares of Common Stock of the Company are at the time listed. The availability of additional shares for issuance, without the delay and expense of obtaining the approval of stockholders at a special meeting, will afford the Company greater flexibility in acting upon proposed transactions.

The Company currently has no plans to issue any additional shares of Common Stock other than the shares that previously have been reserved for issuance as described above and other than replenishing 854,337 shares of Common Stock for issuance pursuant to authorized but unissued stock options to be granted under the Company’s 1996 Stock Incentive Plan. In order to ensure that the Company had sufficient authorized shares of Common Stock to complete its private placement on August 21, 2003, the Board of Directors approved the reclassification of up to 900,000 shares of the Company’s Common Stock that were reserved for issuance under the Company’s 1996 Stock Incentive Plan. A total of 854,337 shares were reclassified to general authorized and unissued shares of the Company’s Common Stock, with a corresponding reduction of 854,337 shares in the number of shares issuable under the Company’s 1996 Stock Incentive Plan.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that additional authorized shares are issued in the future, they would decrease the existing stockholder’s percentage equity ownership and, depending on the price at which they are issued, may be dilutive to existing stockholders. The additional shares of Common Stock for which authorization is sought would have identical rights, preferences and privileges to the shares of Common Stock of the Company authorized prior to approval of this proposal. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof.

In February 2002, the Company adopted a Shareholder rights Plan and declared a dividend distribution of one Right for each outstanding share of the Company’s Common Stock to stockholders of record on the close of business on February 15, 2002. One Right also attaches to each share of Common Stock subsequently issued by the Company. In general, the Rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of the Common Stock and would have the effect of substantially diluting the equity interest in the Company to a person’s or group’s ownership interest in the Common Stock that attempts to acquire the Company on terms not approved by the Company’s Board of Directors.

The increase in the authorized Common Stock may facilitate certain other anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. For example, the Board of Directors could cause additional shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. Additionally, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through an acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Common Stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company, and this proposal is not being made in response to any such attempts.

The Restated Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of Preferred Stock, of which 514,500 shares remain undesignated as of September 30, 2003. In 2002, the Board of Directors designated 35,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock in connection with its adoption of the Shareholders Rights Plan (discussed above). The Board of Directors, within the limitations and restrictions contained in the Restated Certificate of Incorporation, applicable law and stock exchange regulations, and without further action by the Company’s stockholders, has the authority to issue the remaining undesignated Preferred Stock with rights that could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company.

The Company is also governed by Section 203 of the Delaware General Corporation Law (the “Delaware anti-takeover law”), which provides that certain “business combinations” between a Delaware corporation whose stock is generally traded or held of record by more than 2,000 stockholders, such as the Company, and an “interested stockholder” (generally defined as a stockholder who beneficially owns 15% or more of a Delaware corporation’s voting stock) are prohibited for a three-year period following the date that such stockholder became an “interested stockholder,” unless certain exceptions apply. The term “business combination” is defined generally to include, among other transactions, mergers, tender offers and transactions which increase an “interested stockholder’s” percentage ownership of stock in a Delaware corporation.

While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not proposed for such reason or prompted by any specific effort or takeover threat currently perceived by the Board of Directors. Moreover, the Board of Directors does not currently intend to propose additional anti-takeover measures in the foreseeable future.

Vote Required; Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to authorize the proposed increase in the authorized number of shares of Common Stock. Both abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against this proposal 2.

The Board of Directors unanimously recommends that you vote FOR the proposal to amend the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 to 50,000,000. Proxies solicited by management for which no specific direction is included will be voted FOR the proposal unless a vote against the proposal or abstention is specifically indicated.

Board of Directors’ Reservation of Rights

The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate in order to carry out the purposes and intentions of this proposal 2, including, without limitation, editorial modifications or any other change to the proposed amendment to the Restated Certificate of Incorporation which the Board of Directors may adopt without stockholder vote in accordance with Delaware General Corporation Law.

No Dissenters’ Rights

Under Delaware law, stockholders are not entitled to dissenters’ rights of appraisal with respect to this proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected, Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending June 30, 2004. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. If this proposal is not approved, the Audit Committee and the Board of Directors shall reconsider the proposal.

Ernst & Young LLP has audited the Company’s financial statements since its fiscal year ended June 30, 1991. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The Company’s Board of Directors recommends that you vote FOR the ratification of Ernst & Young LLP as its independent auditors for the fiscal year ending June 30, 2004. Proxies solicited by management for which no specific direction is included will be voted FOR the ratification of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 30, 2004.

Audit Fees

The aggregate fees of Ernst & Young LLP for audit services totaled approximately $67,200 in fiscal 2003 and approximately $74,700 in fiscal 2002, including fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and in 2002, statutory audits required in connection with the Company’s Small Business Innovative Research grants from the National Institutes of Health.

Audit-Related Fees

Ernst & Young did not provide, did not bill and was not paid any fees in fiscal 2003 for audit-related services. Fees for audit-related services totaled approximately $39,600 in fiscal 2002, and primarily included accounting consultations and due diligence procedures in connection with a potential acquisition.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning totaled approximately $14,300 in fiscal 2003 and $8,800 in fiscal 2002.

All Other Fees

There were no other fees for services provided by Ernst & Young for either fiscal 2003 or fiscal 2002.

The Audit Committee has determined that the provision of services, in addition to audit services, rendered by Ernst & Young LLP and the fees paid therefor in fiscal 2003 were compatible with maintaining Ernst & Young LLP’s independence.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at the 2004 Annual Meeting of Stockholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 15231 Barranca Parkway, Irvine, California, 92618, addressed to the Secretary, no later than July 10, 2004 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

Additionally, under Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended, if a stockholder fails to notify the Company of a proposal at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2004 Annual Meeting of Stockholders, a stockholder proposal not previously submitted for the Company’s proxy statement may be submitted until September 26, 2004; thereafter, the Company will use its voting authority as described above.

COMPLIANCE WITH SECTION 16(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2003, all of the Company’s officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY (WITHOUT EXHIBITS) OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JUNE 30, 2003. REQUESTS SHOULD BE MAILED TO THE SECRETARY, CORTEX PHARMACEUTICALS, INC., 15231 BARRANCA PARKWAY, IRVINE, CALIFORNIA, 92618.

By Order of the Board of Directors
Maria S. Messinger, CPA
Secretary

November 10, 2003

CORTEX PHARMACEUTICALS, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

Roger G. Stoll, Ph.D., with full power of substitution, is hereby appointed proxy to vote the stock of the undersigned in Cortex Pharmaceuticals, Inc. at the Annual Meeting of Stockholders on December 9, 2003, and at any postponement and adjournment thereof, to be held at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, 92660, at 10:30 a.m. Pacific Time.

Management recommends that you vote FOR Proposals 1, 2 and 3.

1.	PROPOSAL 1 ELECTION OF DIRECTORS.

☐	FOR all Nominees listed below (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all Nominees listed below

Robert F. Allnutt, Charles J. Casamento, Carl W. Cotman, Ph.D., Peter F. Drake, Ph.D., M. Ross Johnson, Ph.D. and Roger G. Stoll, Ph.D.

INSTRUCTION: To withhold authority to vote for any individual Nominee, write that Nominee’s name in the space provided below.

2.	PROPOSAL 2 APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK FROM 30,000,000 TO 50,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

[Front of Proxy Card]

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SIX DIRECTOR NOMINEES LISTED ABOVE, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

Please sign exactly as name appears hereon.

Date:                     , 2003

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE IMMEDIATELY DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS IMPORTANT MATTER.

[Back of Proxy Card]